EXHIBIT 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Norma F. Dunn	Andre Walker
713-830-8883	713-830-8775
norma.dunn@calpine.com	andrew@calpine.com

Calpine Completes Sale of Colorado Plants to Xcel Energy
Transaction Involves Two Energy Centers, 931 MW of Generation Capacity

(HOUSTON, Texas) – December 6, 2010 – Calpine Corporation (NYSE:CPN) today completed the sale of its two Colorado power plants to Public Service Company of Colorado (PSCo), an Xcel Energy Company (NYSE:XEL), for $739 million, or $794 per kilowatt, plus adjustments.

Xcel Energy acquired the 621-megawatt Rocky Mountain Energy Center, an efficient combined-cycle plant near Hudson, Colo., that began commercial operation in 2004, as well as the 310-megawatt, simple-cycle Blue Spruce Energy Center in Aurora, Colo., which began operation in 2003.

Calpine and Xcel Energy announced the planned transaction in April following an offer by Calpine into a competitive bid process that was part of Xcel Energy’s 2007 Colorado Resource Plan.  Calpine offered the least-cost option among many bids for the needed generating resources.

The Colorado Public Utilities Commission unanimously approved Xcel Energy’s purchase of the two plants on October 18.

About Calpine

Founded in 1984, Calpine Corporation is a major U.S. power company, currently capable of delivering approximately 27,500 megawatts of clean, cost-effective, reliable and fuel-efficient power from its 91 operating plants to customers and communities in 20 U.S. states and Canada.  Calpine Corporation is committed to helping meet the needs of an economy that demands more and cleaner sources of electricity.  Calpine owns, leases and operates low-carbon, natural gas-fired and renewable geothermal power plants.  Using advanced technologies, Calpine generates power in a reliable and environmentally responsible manner for the customers and communities it serves.  Please visit our website at www.calpine.com for more information.

Forward-Looking Information

In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions identify forward-looking statements. Such statements include, among others, those concerning expected financial performance and
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Calpine Completes Sale of Colorado Plants to Xcel Energy

December 6, 2010

strategic and operational plans, as well as assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Please see the risks identified in this release or in Calpine’s reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, the risk factors identified in its Annual Report on Form 10-K for the year ended Dec. 31, 2009, and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2010.  These filings are available by visiting the Securities and Exchange Commission’s website at www.sec.gov or Calpine’s website at www.calpine.com. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Calpine undertakes no obligation to update any such statements.

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